UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2009

TEAM, Inc.
(Exact Name of Registrant as Specified in Charter)

Texas	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Hermann Drive
Alvin, Texas 77511
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 331-6154

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate line below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 — CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 — CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the — Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the — Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective August 4, 2009, the Compensation Committee of the Board of Directors of Team, Inc. (the “Company”) approved a variety of actions relating to the compensation of its named executive officers.

FY 2009 Year-End Bonus Awards

The Compensation Committee authorized the payment of discretionary cash bonuses to its named executive officers under the Company’s annual Executive Incentive Compensation Plan (the “Plan”). The following cash awards for the Company’s named executive officers, including the Company’s chief executive officer and principal financial officer, were authorized:

Name	FY 2009 Cash Bonus
Philip J. Hawk, Chairman & Chief Executive Officer	$220,000
Ted W. Owen, Senior Vice President, Chief Financial Officer	$105,000
David C. Palmore, Senior Vice President – TMS Division	$110,000
Arthur F. Victorson, Senior Vice President - TCM Division	$120,000
Peter W. Wallace, Senior Vice President, Commercial Support and Business Development	$105,000

Although the specified performance criteria under the Plan were not met, the Committee exercised its discretion to make awards in consideration of the impact of the current economic conditions on the performance targets, the Company’s performance versus fiscal year 2008, individual performance, and retention needs of the Company which are important to the execution of the Company’s business plans for fiscal year 2010. For fiscal 2009, the incentive bonuses paid to the named executive officers under the Plan were approximately 60% of the bonuses paid to the named executive officers in fiscal 2008, while net income in fiscal 2009 was 97% of the corresponding prior year period.

FY 2010 Salary Actions

In view of the difficult current market conditions, the Compensation Committee made no adjustments to fiscal 2010 base salaries for any named executive officer, except for the chief executive officer. The chief executive officer proposed, and the Committee approved, a 5% reduction in the chief executive officer’s base salary effective July 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Team, Inc.
(Registrant)
Date: August 7, 2009	By:	/s/ André C. Bouchard
André C. Bouchard
Senior Vice President – Administration, General Counsel and Secretary